Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSPi
Tel: 978.954.5040
Fax: 978.606.9065

CSPi Reports Fourth-Quarter and Full-Year Fiscal 2018 Financial Results

Lowell, MA, December 27, 2018 - CSPi (NASDAQ: CSPI), a provider of security and packet capture products, managed IT and professional services and technology solutions, today reported financial results for the fourth quarter and year ended September 30, 2018.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.15 per share to shareholders of record on January 7, 2019, payable on January 22, 2019.

Management Comments

“During fiscal 2018 we continued to execute on our strategy to transform CSPi from a company focused on defense-related multicomputers to one with significant growth opportunities in the cybersecurity and wireless managed services markets,” said Chief Executive Officer Victor Dellovo.

“We had a busy fourth quarter to end fiscal 2018,” continued Dellovo. “We closed on the sale of our Germany operations, continued to develop our next-generation cybersecurity solutions, including a new application for the ARIA™ SDS solution, and recently signed two new partnerships to expand our reach. Financially, our fourth-quarter top and bottom-line declines were primarily due to lower multicomputer sales and the delay in the launch of ARIA SDS.”

“In our High-Performance Products segment, we continued to experience stronger-than-expected demand for our legacy Myricom® network adapters from equipment manufacturers,” continued Dellovo. “By developing new software features and working with equipment manufacturers to integrate our technology into their own, we have been successful in stemming the anticipated decline in this product line while we continue the development of our next-generation cybersecurity products.”

“In Technology Solutions, revenues were down mainly due to lower product sales in the U.S, and U.K., partially offset by strong demand for managed IT services in the U.S.. In the U.K,. we right-sized our business by adjusting headcount and reducing fixed costs. In the U.S., we added new clients in our managed IT business and we are growing our managed services pipeline with larger and more profitable prospects.”

“We are cautiously optimistic as we look toward fiscal 2019. While we continue to experience the supply issues that has delayed the launch of the ARIA SDS solution, we are encouraged by the diverse opportunities it presents in the cybersecurity market and expect revenue to begin to ramp in the second half of fiscal 2019. At the same time, we are focused on managing expenses and enhancing profitability,” concluded Dellovo.

Financial Results
For the fourth quarter of fiscal 2018, revenue decreased to $19.6 million from $28.4 million a year ago. For the fiscal year ended September 30, 2018, revenues decreased to $72.9 million from $88.5 million in fiscal year 2017.

Exhibit 99.1

Gross profit for the fourth quarter of fiscal 2018 quarter was $4.8 million, or 24.7% of sales, compared with $7.1 million, or 24.9% of sales, a year ago. Gross profit for fiscal year 2018 was $18.4 million, or 25.2% of sales, compared with $21.4 million, or 24.2% of sales, in 2017. Net income for the fourth quarter of fiscal 2018 was $16.2 million, or $4.07 per diluted share, compared with net income of $1.4 million, or $0.36 per diluted share, for the fourth quarter of fiscal 2017. Net income for the fourth quarter of fiscal 2018 includes a gain on sale of discontinued operations, related to the Germany sale, of $16.8 million. Net loss from continuing operations was $700 thousand or ($0.18) per share.
Net income for the twelve months ended September 30, 2018, which includes the gain on sale of our German operations, was $14.4 million, or $3.55 per diluted share, compared with net income of $2.5 million, or $0.63 per diluted share for fiscal 2017.

Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) on December 27, 2018 to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9193or 785-424-1667. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ:CSPI) maintains two distinct and dynamic divisions - High Performance Products, including the Cybersecurity Center of Excellence, and Technology Solutions - with a shared vision for technology excellence. CSPi’s cybersecurity solutions protect an organization’s critical assets to minimize, or remove, the impact of the inevitable data breach. Our ARIA™ Software Defined Security (SDS) platform solves the complexities associated with securing devops environments, while our Myricom® nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom® ARC intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and security services by partnering with best in class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across majors industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking and Wireless & Mobility. For more information, please visit www.cspi.com.
Myricom and ARIA are trademarks of CSPi Inc. All other brand names, product names or trademarks belong to their respective owners.

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, ARIA SDS solution expect revenue to begin to ramp in the second half of fiscal 2019 . The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2018	September 30, 2017
Assets
Current assets:
Cash and short-term investments	$25,107	$10,421
Accounts receivable, net	13,146	18,376
Inventories	7,558	5,567
Other current assets	2,604	1,095
Current assets of discontinued operations	—	14,867
Total current assets	48,415	50,326
Property, equipment and improvements, net	847	919
Other assets	6,013	5,495
Non-current assets of discontinued operations	—	2,188
Total assets	$55,275	$58,928

Liabilities and Shareholders’ Equity
Current liabilities	$14,061	$16,296
Current liabilities of discontinued operations	—	9,727
Pension and retirement plans	6,168	6,653
Non-current liabilities	1,244	29
Non-current liabilities of discontinued operations	—	5,222
Total liabilities	21,473	37,927
Shareholders’ equity	33,802	21,001
Total liabilities and shareholders’ equity	$55,275	$58,928

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Twelve months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Sales:
Product	$15,863	$24,346	$59,661	$76,353
Services	3,775	4,012	13,255	12,139
Total sales	19,638	28,358	72,916	88,492

Cost of sales:
Product	13,527	20,453	50,000	64,497
Services	1,270	843	4,517	2,572
Total cost of sales	14,797	21,296	54,517	67,069

Gross profit	4,841	7,062	18,399	21,423

Operating expenses:
Engineering and development	925	615	3,277	2,362
Selling, general and administrative	5,041	4,756	16,723	15,666
Total operating expenses	5,966	5,371	20,000	18,028

Operating income (loss)	(1,125)	1,691	(1,601)	3,395

Other income (expense), net	82	(47)	495	10
Net income (loss) before income taxes and discontinued operations	(1,043)	1,644	(1,106)	3,405
Income tax expense (benefit)	(343)	623	882	1,162
Net income (loss) from continuing operations	(700)	1,021	(1,988)	2,243
Discontinued operations:
Gain from sale of discontinued operations	16,838	—	16,838	—
Income (loss) from discontinued operations	93	404	(410)	263
Net income from discontinued operations	16,931	404	16,428	263
Net income	$16,231	$1,425	$14,440	$2,506
Net income (loss) attributable to common stockholders	$15,596	$1,360	$13,842	$2,398

Net income (loss) from continuing operations per share – basic	$(0.18)	$0.27	$(0.52)	$0.57
Net income (loss) from discontinued operations per share - basic	$4.39	$0.11	$4.30	$0.07
Net income (loss) per share – basic	$4.04	$0.36	$3.62	$0.64
Weighted average shares outstanding – basic	3,857	3,752	3,822	3,723

Net income (loss) from continuing operations per share – diluted	$(0.18)	$0.27	$(0.52)	$0.56
Net income (loss) from discontinued operations per share - diluted	$4.29	$0.11	$4.21	$0.07
Net income (loss) from continuing operations per share – diluted	$3.95	$0.36	$3.55	$0.63
Weighted average shares outstanding – diluted	3,944	3,828	3,901	3,817